Exhibit 10.4

FORM OF EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT (this “Agreement”), dated as of [•], 2018, is by and between Eli Lilly and Company, an Indiana corporation (“Lilly”) and Elanco Animal Health Incorporated, an Indiana corporation (the “Company”). Lilly and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, the Board of Directors of Lilly has determined that it is in the best interests of Lilly and its stockholders to separate the Animal Health Business (as such term is defined in the Master Separation Agreement, dated as of the date hereof (the “Separation Agreement”)) from the other businesses conducted by Lilly;

WHEREAS, the Separation Agreement sets forth the terms and conditions applicable to the IPO;

WHEREAS, after the IPO, Lilly intends to effect a Distribution or Other Disposition; and

WHEREAS, in furtherance of the foregoing, the Parties have entered into this Agreement, which is an Ancillary Agreement, to govern the rights and obligations of the Parties with respect to employment, compensation, employee benefits and related matters in connection with the Transactions, and to ratify actions previously taken in connection with the Contribution, as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the Parties hereto agree as follows:

ARTICLE I

SCOPE OF AGREEMENT; DEFINITIONS

Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Separation Agreement. For purposes of this Agreement the terms set forth below shall have the following meanings:

1.1.          Company 401(k) Plan shall have the meaning set forth in Section 5.2.

1.2.          Company Employee means any individual who is (i) employed by Lilly or any of its Affiliates (including the Specified Entities and Transferred Entities) on or immediately prior to the applicable Employee Transfer Date and who provides services wholly or substantially with respect to the Animal Health Business, including those employees on an approved leave of absence, including but not limited to, medical leave, maternity leave, family leave, military leave or personal leave under the policies of Lilly or any of its Affiliates, as applicable, but excluding those U.S. employees on long-term disability leave or (ii) set forth on Annex 1.2.

1.3.          Company Group shall have the meaning set forth in the Separation Agreement.

1.4.          Company Plan means any written or unwritten plan, policy, program, payroll practice, arrangement, contract, trust, insurance policy, or any agreement or funding vehicle providing compensation or benefits to employees, former employees, individual consultants or directors of a member of the Lilly Group or the Company Group and which is sponsored or maintained by a member of the Company Group.

1.5.          Company Transferred Employee means any Company Employee (i) who is employed by a Specified Entity or a Transferred Entity, (ii) whose employment transferred to a member of the Company Group by operation of Law or (iii) who accepted an offer of employment from a member of the Company Group, in each case as of the applicable Employee Transfer Date.

1.6.          Disposition Date has the meaning set forth in the Separation Agreement.

1.7.          Employee Transfer Date means, as applicable, (i) the date on which a Company Employee becomes an employee of the Company Group or (ii) the effective date of an accepted offer of employment from a member of the Company Group; for a U.S. employee (including Company Employees employed by a Transferred Entity), this date is the Effective Date or such other date that a Lilly Employee is offered employment by the Company Group and transfers employment to the Company Group, and for a non-U.S. employee (including Company Employees employed by a Transferred Entity) this date is the Effective Date, or such other date pursuant to a Local Transfer Agreement or otherwise as agreed upon by the Parties in respect of specified jurisdictions.

1.8.          Effective Date has the meaning set forth in the Separation Agreement.

1.9.          ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.10.   Lilly 401(k) Plan shall have the meaning set forth in Section 5.2.

1.11.   Lilly Employee means an employee other than a Company Employee who, on the Employee Transfer Date is actively employed by, or on leave of absence from, any member of the Lilly Group.

1.12.   Lilly Group shall have the meaning set forth in the Separation Agreement.

1.13.   Lilly Plan means any written or unwritten plan, policy, program, payroll practice, arrangement, contract, trust, insurance policy, or any agreement or funding vehicle providing compensation or benefits to employees, former employees, individual consultants or directors of a member of the Lilly Group or the Company Group and which is sponsored or maintained by a member of the Lilly Group.

1.14.   Local Transfer Agreement has the meaning set forth in the Separation Agreement.

1.15.   Plan Transition Date means, except as agreed upon by the Parties in respect of specified jurisdictions, the date that is the earlier to occur of (i) January 1, 2019, (ii) with respect to a Lilly Plan sponsored or maintained primarily for Company Employees in the U.S., the date that the Company is no longer a member of the “controlled group” of corporations of Lilly (as defined in Section 414(b) of the Code) or (iii) such other date, which Lilly and the Company shall mutually agree in writing.

1.16.   Separation Agreement has the meaning set forth in the recitals.

ARTICLE II

GLOBAL PROVISION; GENERAL ALLOCATION OF LIABILITIES

2.1 In General. All provisions herein shall be subject to the requirements of all applicable Law and any collective bargaining, works council or similar agreement or arrangement with any labor union. The provisions of this Agreement shall apply in respect of all jurisdictions wherever situated; provided, however, that to the extent a Local Transfer Agreement addresses employment, compensation and employee benefit matters and the terms of such Local Transfer Agreement conflict with the terms of this Agreement, the terms of such Local Transfer Agreement shall govern in respect of matters relating to employees employed in the applicable jurisdiction.

2.2 Employee Liabilities. On the Effective Date, the Company or another member of the Company Group shall assume and thereafter shall pay, perform, fulfill, and discharge, except as expressly provided in this Agreement, (i) all employment or service-related Liabilities with respect to all Company Transferred Employees and former Company Employees (and, in each case, their dependents and beneficiaries) arising prior to, on or after the applicable Employee Transfer Date, excluding Liabilities related to the Lilly Plans unless this Agreement or the Transition Services Agreement expressly provides for such Liabilities to be assumed by the Company or a member of the Company Group, and (ii) any Liabilities expressly transferred to the Company or a member of the Company Group under this Agreement.

2.3 Plan Liabilities. Except as expressly set forth herein, the Company Group shall assume or retain all obligations and Liabilities with respect to each Company Plan arising prior to, on or after the Effective Date.

ARTICLE III

GENERAL PLAN MATTERS

3.1 Lilly Plans.  Except as otherwise set forth herein in Article VII (Annual Incentive Plans) and Article VIII (Equity Compensation), until the applicable Plan Transition Date, the Company shall continue to be a participating employer in the Lilly Plans in which Company Transferred Employees participate, subject to the terms and conditions provided herein and in said Plans.  Except as otherwise set forth herein in Section 5.1 (United States Defined Benefit and Retiree Medical Plans), effective as of the applicable Plan Transition Date, all Company Transferred Employees shall cease participating in any Lilly Plans and shall cease accruing benefits in respect of such plans.  Nothing in this Agreement shall preclude Lilly, at any time, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Lilly Plan or any benefit under any Lilly Plan, including but not limited to, any trust, insurance policy, funding vehicle or contract for services related to any Lilly Plan.

3.2 Company Plans.  Effective as of the applicable Plan Transition Date, the Company, or another member of the Company Group, shall establish, administer and make effective Company Plans that are comparable, with respect to the benefits provided in general, under Lilly Plans in which the Company Employees (and their dependents and beneficiaries) participated immediately prior to the Plan Transition Date, which shall be substantially similar to the applicable Lilly Plan, except in the case of plans for life insurance and long-term disability benefits, which shall be fully-insured, and as otherwise provided in Article V (Retirement, Retiree Medical and Nonqualified Plans); provided, however, that the Company, or a member of the Company Group, shall not be required to establish any defined benefit pension plan, retirement medical plan or nonqualified plans for the benefit of Company Employees in the U.S., except to the extent required by Law or any collective bargaining agreement.

3.3 Transfers of Plan Assets.  Except as otherwise specified in this Agreement, nothing in this Agreement shall require Lilly to transfer assets of any Lilly Plan.

3.4 Non-Duplication of Benefits.  The Company Plans shall not provide benefits that duplicate benefits provided to Company Transferred Employees by the corresponding Lilly Plans.  Lilly and the Company shall agree on methods and procedures, including amending the respective plan documents, to prevent Company Transferred Employees from receiving duplicate benefits from the Lilly Plans and the Company Plans.

ARTICLE IV

EMPLOYMENT MATTERS FOR COMPANY TRANSFERRED EMPLOYEES

4.1 Terms and Conditions of Employment. Subject to applicable Law where applicable Law is more favorable for the relevant Company Employee, for the period ending on December 31, 2019, each Company Transferred Employee shall be entitled to receive while in the employ of the Company Group, (i) at least the same salary, wages and cash incentive or bonus opportunities at target, (ii) equity incentive commitments (measured on the date of grant) equal to the equity budget value (based on the Company Transferred Employee’s role) and (iii) other material terms and conditions of employment as were provided to such Company Transferred Employee immediately prior to January 1, 2019.  The term “other material terms and conditions” in the preceding sentence is limited to practices which, if changed or eliminated, could reasonably give rise to a claim for monetary damages under applicable Law or contract and, with respect to Company Transferred Employees on assignment outside the U.S., includes such other terms governing such international assignment, including tax equalization, housing allowances and other perquisites.  In addition, for the period ending on December 31, 2019, the Company Group shall provide the Company Transferred Employees with employee benefits and perquisites (other than cash incentive or bonus opportunities, equity incentive commitments, defined benefit pension, retiree medical benefits and nonqualified benefits) substantially comparable in the aggregate to the employee benefits and perquisites provided under the applicable Lilly Plans in effect immediately prior to January 1, 2019. In the case of Company Transferred Employees not primarily based in the U.S., the Company Group shall, in addition to meeting the requirements of this Section 4.1, comply with any additional obligations or employment standards arising under applicable Laws governing the terms and conditions of employment.

4.2 Liabilities Related to Transfers of Employment.

(a) No Acceleration of Entitlements; No Severance. No provision of this Agreement, the Separation Agreement, or any Ancillary Agreement shall be construed to create any right, or accelerate entitlement, to any compensation or benefit whatsoever on the part of any Company Employee, Company Transferred Employee or other future, present or former employee of Lilly or the Company under any Lilly Plan or Company Plan, applicable Law or otherwise.

(b) Assumption of Liability. Lilly shall retain and be solely responsible for the administration of severance, indemnity or other termination pay or other similar benefits in accordance with the terms and conditions of the applicable Lilly severance plan or policy in effect as of the date of any termination of employment (i) relating to or resulting from the Company Group’s failure to offer employment to any Company Employee as of the applicable Employee Transfer Date (or failure to continue the employment of any Company Employee prior to the Plan Transition Date) or failure to offer or continue employment on terms and conditions which would preclude any claims of constructive dismissal or similar claims under any applicable Law or other failure to comply with the terms of this Agreement prior to the Plan Transition Date or (ii) where such severance, indemnity or termination pay or other benefits are required to be paid under applicable Law or a Lilly Plan upon the Employee Transfer Date without regard to such terms and conditions or such continuation of employment. The Company shall indemnify Lilly against any claims and Losses for payments in lieu of notice or severance payments, penalties, compensation or expenses made pursuant to this Section 4.2(b).

4.3 Assumption of Employment Agreements; Certain Other Terms of Employment. As of the applicable Employee Transfer Date, the Company or another member of the Company Group shall have used reasonable efforts to assume all employment agreements, individual supplemental benefit agreements and other individual agreements entered into between a Company Transferred Employee and a member of the Lilly Group, and the Company shall indemnify and hold harmless Lilly and each member of the Lilly Group against any Liabilities pursuant to any such agreement. In addition, nothing in the Separation Agreement, this Agreement or any Ancillary Agreement should be construed to change the at-will status of any of the employees of the Lilly Group or the Company Group.

4.4 Consultation with Unions; Collective Bargaining Agreements. The Parties shall cooperate to inform and consult with any union or works council representatives to the extent required by Law or an applicable collective bargaining, works council or similar agreement or arrangement with any labor union or works council or which covers the Company Transferred Employees as of the Employee Transfer Date. As of the Employee Transfer Date, the Company, or another member of the Company Group, shall have assumed any collective bargaining or works council agreements in effect with respect to any Company Transferred Employee, and the Company shall indemnify and hold harmless Lilly and each member of the Lilly Group against any Liabilities pursuant to any such agreement.

4.5 Employees with Work Visas or Permits. The Company Group shall take all necessary steps intended to continue the visa or immigration status for Company Transferred Employees, as applicable.

4.6 WARN Act and Other Notices. The Company shall provide any required notice under the Worker Adjustment and Retraining Notification Act (“WARN”) and any similar foreign, state, local or other applicable Law and otherwise to comply with any such requirement with respect to any “plant closing” or “mass layoff” (as defined in WARN) or similar event occurring on or after the Employee Transfer Date and affecting Company Employees. The Company shall indemnify and hold harmless the members of the Lilly Group against any such Liabilities relating to WARN and any similar state or other applicable Law with respect to any events occurring on or after the Employee Transfer Date.  Lilly and the Company shall share, or cause to be shared, information that is reasonably necessary or appropriate in order for the Company to comply with its obligation under this Section 4.6.

4.7 Employees on Long-Term Disability. With respect to any U.S. Company Transferred Employee who is on long-term disability leave under the policies of Lilly or any of its Affiliates immediately prior to the Plan Transition Date and who is employed by a member of the Company Group, the Company or a member of the Company Group shall cause the employment of such employee to transfer to Lilly or a member of the Lilly Group immediately prior to the Plan Transition Date.

ARTICLE V

RETIREMENT, RETIREE MEDICAL AND NONQUALIFIED PLANS

5.1 United States Defined Benefit and Retiree Medical Plans.  Effective as of the Plan Transition Date, the Company Transferred Employees shall, subject to, and to the extent permitted under, the terms of the Lilly Retirement Plan and the Eli Lilly and Company Retiree Health Plan, as applicable (as amended or modified from time to time), be eligible to receive credit for service for purposes of vesting and eligibility service (but not benefit service) with the Company or a member of the Company Group following the Plan Transition Date, through a date not to extend beyond December 31, 2023, under the Lilly Retirement Plan and the Eli Lilly and Company Retiree Health Plan, as applicable.

5.2 United States Defined Contribution Plan.  Lilly shall amend The Lilly Employee 401(k) Plan (the “Lilly 401(k) Plan”) to provide that (i) the Company Transferred Employees shall be 100% vested in their account balances under the Lilly 401(k) Plan as of the Plan Transition Date and (ii) effective December 31, 2018, Company Transferred Employees shall not be eligible for contributions from Lilly with respect to any benefits earned for services provided in 2019 or thereafter. The Company shall establish a qualified defined contribution plan (the “Company 401(k) Plan”), effective as of the Plan Transition Date, with terms that are substantially similar to the Lilly 401(k) Plan; provided, that the Company 401(k) Plan shall provide for a three percent (3%) non-elective employer contribution in addition to a dollar-for-dollar match of employee contributions up to six percent (6%) of base pay (up to IRS limits).  The Company Transferred Employees shall be eligible to commence participation in the Company 401(k) Plan on the Plan Transition Date, subject to the requirements of the Company 401(k) Plan.  Any Company Transferred Employee whose Employee Transfer Date is on or before January 1, 2019 shall be fully vested in the Company 401(k) Plan. Not later than thirty (30) days following the Plan Transition Date (or such later time as mutually agreed by the Parties), Lilly shall cause the accounts (including any outstanding participant loan balances) in the Lilly 401(k) Plan attributable, in each case, to Company Transferred Employees as of the Plan Transition Date and the assets related thereto to be transferred in-kind to the Company 401(k) Plan.  The Company shall cause the Company 401(k) Plan to accept such transfer of accounts and underlying assets, effective as of the date of such transfer, to assume and to perform, pay and discharge, all obligations of the Lilly 401(k) Plan relating to the accounts of Company Transferred Employees.

5.3 United States Nonqualified Plans. Lilly shall amend the Lilly Excess Savings Plan and The Lilly Deferred Compensation Plan as of the Plan Transition Date such that Company Transferred Employees shall not be eligible for additional contributions with respect to benefits earned for services rendered in 2019 and thereafter. Effective as of the Plan Transition Date, the Company Transferred Employees shall, subject to, and to the extent permitted under, the terms of The Lilly Excess Benefit Plan Retirement (as amended or modified from time to time), be eligible to receive credit under such plan for service for purposes of vesting and eligibility service (but not benefit service) with the Company or a member of the Company Group following the Plan Transition Date, through a date not to extend beyond December 31, 2023. No member of the Company Group shall assume any Liability allocable to the Company Transferred Employees with respect to any Lilly Plan that is a nonqualified plan; provided, however, that to the extent that (i) any act or omission of the Company directly results in the inability of Lilly to administer such Lilly Plans in compliance with Section 409(A) of the Code or any other Law or regulation and the terms of the respective Lilly Plan with respect to any Company Transferred Employee who participated in the Lilly Plan and (ii) any related Liability is imposed on any member of the Lilly Group, the Company shall indemnify such member of the Lilly Group for such Liability. The treatment of benefits under any Lilly Plan that is a nonqualified plan shall comply with Section 409(A) of the Code, to the extent subject thereto, and shall be paid in accordance with such Lilly Plan.

5.4 Non-U.S. Retirement Benefit Arrangements.  Except as otherwise agreed by the Parties, Lilly and the Company agree that where a Transferred Employee located in a jurisdiction outside of the U.S. participates in, or has Liability in respect of, a Lilly Plan that is a retirement benefit arrangement (including, without limitation, retirement pension or welfare benefits), any plan, contract, policy, agreement, obligation or arrangement in respect of such retirement benefit arrangement and any Liability (whenever accrued) under such retirement benefit arrangement shall transfer to the Company, so that all Liability attributable to the Company Transferred Employees (and their dependents and beneficiaries) in respect of the retirement benefit arrangement shall transfer from Lilly to the Company, and Lilly and the Company agree to use reasonable efforts to ensure that Lilly’s obligations and Liabilities in respect of the retirement benefit arrangement shall be so transferred.

5.5 Information Sharing. The Company shall provide, or cause to be provided, all information as may be required by Lilly to implement and administer the Lilly Plans for benefits to a Company Transferred Employee during the respective period applicable to such Lilly Plans.  Subject to applicable Law, Lilly and its third party vendors shall be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement.  To the extent that (i) any act or omission of the Company directly results in the inability of Lilly to administer the Lilly Plans consistent with the terms of such Lilly Plans, all applicable Laws and regulations and (ii) any related Liability is imposed on any member of the Lilly Group, the Company shall indemnify such member of the Lilly Group for such Liability.

ARTICLE VI

HEALTH AND WELFARE PLANS

6.1 Allocation of Liabilities. With respect to covered claims incurred by Company Transferred Employees and their dependents under each Lilly Plan providing for health, welfare and life insurance benefits prior to the Plan Transition Date, Company shall reimburse Lilly in the manner agreed to by the Parties. The Company, or each Company Plan providing for health, welfare and life insurance benefits, shall assume and be responsible for all Liabilities with respect to covered claims incurred prior to, on and after the Plan Transition Date by Company Transferred Employees and their dependents under a Lilly Plan or a Company Plan.  For these purposes, a life insurance claim shall be deemed to have occurred on the date of the death of the insured person and a healthcare claim shall be deemed to have occurred at the time professional services, equipment or prescription drugs covered by the applicable plan are obtained by the insured person.  Lilly, or a Lilly Plan, shall provide information as may be reasonably requested by the Company or the Company Plans to confirm the amount of such Liabilities, as determined by Lilly.

6.2 Coverage and Contribution Elections. On and after the Plan Transition Date, the Company shall use commercially reasonable efforts to cause all waiting periods and pre-existing condition exclusions and actively-at-work requirements to be waived with respect to the Company Transferred Employees who were not subject to any such waiting periods, exclusions or requirements under a Lilly Plan in which such employees participate immediately prior to the Plan Transition Date. For the avoidance of doubt, nothing herein shall prevent the Company from conducting open enrollment and accepting elections under Company Plans.

6.3 Service Credit. The Company Group shall credit Company Transferred Employees for service earned on and prior to the Employee Transfer Date with the Lilly Group, or any of their respective predecessors, in addition to service earned with the Company Group on or after the Employee Transfer Date (i) for purposes of eligibility and vesting under all employee benefit plans, programs or arrangements of the Company Group or the calculation of vacation, sick days or severance benefits and (ii) for such additional purposes as may be required by applicable Law; provided that nothing herein shall result in a duplication of benefits with respect to the Company Transferred Employees.

6.4 Disability Plans. Lilly shall retain all Liabilities with respect to Company Transferred Employees who become eligible for benefits under the Lilly plan or policy providing for long-term disability benefits before the Plan Transition Date.

6.5 Leave of Absence Programs. Effective as of the Plan Transition Date, (i) the Company Group shall honor all terms and conditions of leaves of absence that have been granted by Lilly to any Company Transferred Employee under a leave of absence program maintained by the Lilly Group or applicable Law regarding leave of absence before the Plan Transition Date, including such leaves that are to commence after the Plan Transition Date and (ii) the Company Group shall be solely responsible for administering any such leave of absence and complying with applicable Laws regarding leave of absence with respect to Company Transferred Employees.

6.6 Workers Compensation Program.  The Company shall retain all existing Liabilities and assume all future Liabilities with respect to workers’ compensation claims made or Liabilities incurred under similar plans outside of the U.S. before, on or after the Plan Transition Date by all Company Transferred Employees. For these purposes, a claim shall be deemed to have been made at the time the covered person applies for benefits.

ARTICLE VII

CASH INCENTIVE PLANS

7.1 Cash Incentive Plans. As of the Effective Date, the Company Group shall assume or retain all Liabilities with respect to the participation of each Company Transferred Employee who is participating in any cash-based bonus or other cash incentive compensation plan of a Lilly Group member or a Company Group member as applicable, with respect to performance periods that are ongoing as of the Effective Date and completed performance periods as of the Effective Date. The Company Group shall pay the Company Transferred Employees such incentive compensation on the same basis as in effect prior to the Effective Date for the applicable performance measurement period which include the Effective Date.

ARTICLE VIII

EQUITY COMPENSATION

8.1 Treatment of Lilly Equity. Prior to the Effective Date, the Board of Directors of Lilly shall determine the treatment of equity, equity-related and long-term performance awards granted to Company Transferred Employees under Lilly Plans.

8.2 Company Equity Plan. Effective as of the Effective Date, the Company shall establish, adopt and maintain a plan or plans, for the benefit of selected Company Transferred Employees, providing for stock options, restricted stock, other equity-related awards and long-term performance awards.

ARTICLE IX

SEPARATION PAY; VACATION; UNEMPLOYMENT INSURANCE

9.1 Separation Pay. Except as specified otherwise in this Agreement, the Company shall assume and be solely responsible for all Liabilities with respect to severance or termination benefits attributable to the termination of employment after the Employee Transfer Date of Company Transferred Employees,

to the extent such individual is eligible for severance pursuant to the terms of the applicable Lilly or Company severance pay plan or policy as in effect as of the date of the employee’s termination of employment. Notwithstanding anything to the contrary in this Agreement, the Company Group shall provide severance benefits to any Company Transferred Employee who is laid off, made redundant or whose employment is otherwise terminated during the one (1) year period ending December 31, 2019 in an amount that is equal to the greater of (i) the severance benefits (including severance payments, transition payments and continued health coverage) that such employee would have been entitled to pursuant to and under circumstances consistent with the terms of the applicable Lilly Plans as in effect immediately prior to January 1, 2019, and (ii) the severance benefits provided under the severance arrangements of the Company Group applicable to similarly situated employees, in each case, to be calculated, however, on the basis of the employee’s compensation and service at the time of the layoff, redundancy or other termination.

9.2 Paid Time Off Benefits. For the period ending December 31, 2019, , each Company Transferred Employee shall be entitled annually to at least the number of vacation hours, holidays, floating holidays, and year-end Company shutdown days to which such Company Transferred Employee was entitled under the applicable Lilly Plan immediately prior to January 1, 2019.

ARTICLE X

CERTAIN PAYROLL, TAX AND OTHER EMPLOYMENT-RELATED MATTERS

10.1 Payroll and Withholding.

(a) Accrued Payroll. Lilly shall retain all Liabilities related to payroll with respect to the Company Transferred Employees, to the extent such Liabilities relate to service prior to the Employee Transfer Date, and shall pay such amounts on or after the Employee Transfer Date in accordance with its standard payroll practices. Effective as of the Employee Transfer Date, the Company Group shall establish its own payroll system for Company Transferred Employees.

(b) Income Reporting, Withholding. Lilly and the Company shall, to the extent practicable, (i) treat the Company (or a member of the Company Group designated by the Company) as a “successor employer” and Lilly (or the appropriate Lilly Group member) as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to Company Transferred Employees for purposes of taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act, and (ii) cooperate with each other to avoid, to the extent possible, the filing of the more than one IRS Form W-2 with respect to each Company Transferred Employee for the year in which the Effective Date occurs. Without limiting in any manner the obligations and Liabilities of the parties under the Tax Matters Agreement, Lilly, each Lilly Group member, the Company and each Company Group member shall each bear its responsibility for payroll tax obligations and for the proper reporting to the appropriate governmental authorities of compensation earned by their respective employees after the Employee Transfer Date, including compensation related to the exercise of options or the vesting or exercise of other equity awards.

(c) Delivery of, and Access to, Documents and Other Information. Concurrently with the Employee Transfer Date, Lilly shall cause to be delivered to the Company the employee information set forth on all withholding certificates executed by Company Transferred Employees as of the Employee Transfer Date. For such period as Lilly and the Company may mutually agree in writing, Lilly shall make reasonably available to the Company all forms, documents or information, no matter in what format stored, relating to compensation or payments made to any Company Transferred Employee. Such information may include, but is not limited to, information concerning employee payroll deductions, payroll adjustments, records of time worked, tax records (e.g., Forms W-2, 1099, W-4, 940 and 941 and applicable counterparts in other jurisdictions), and information concerning garnishment of wages or other payments.

(d) Consistency of Tax Positions; Duplication. Lilly and the Company shall individually and collectively make commercially reasonable best efforts to avoid unnecessarily duplicated federal, state or local payroll taxes, insurance or workers’ compensation contributions, or unemployment contributions arising on or after the Employee Transfer Date. Lilly and the Company shall cooperate with a view toward taking consistent reporting and withholding positions with respect to any such taxes or contributions.

10.2 Personnel and Pay Records. Notwithstanding anything to the contrary in the Separation Agreement, to the extent permitted by applicable Law, the original of all records created prior to the Employee Transfer Date (or such later date of transfer of employment, as applicable) set forth in the personnel files of the Company Transferred Employees (including, but not limited to, information regarding such employee’s ranking or promotions, the existence and nature of garnishment orders or other judicial or administrative actions or orders affecting the employee’s compensation, and performance evaluations) shall be transferred to the applicable member of the Company Group as of the Employee Transfer Date (or such later date of transfer of employment, as applicable). The originals of all personnel records of all former Company Employees shall remain with the applicable member of the Lilly Group; provided that Lilly shall permit the Company or its Affiliates or successors or their authorized representatives to have full access to all such personnel records to the extent reasonably necessary in order for the members of the Company Group or its successors to respond to a subpoena, court order, audit, investigation or otherwise as required by applicable Law or in connection with any pending or threatened lawsuits, actions, arbitrations, claims, complaints, investigations or other proceedings. The Company or its Affiliates (or their respective successors) shall retain the personnel records for a period of at least ten (10) years following the IPO. The members of the Company Group shall permit Lilly and its authorized representatives to have full access upon reasonable notice during normal business hours to all the personnel records during the ten (10) year retention period in order for the members of the Lilly Group to respond to a subpoena, court order, audit or investigation, to obtain data for pension or other benefits, or otherwise as required by applicable Law, and the members of the Company Group shall provide Lilly, upon the reasonable request of Lilly and at the expense of Lilly, with copies of such personnel records.

10.3 Confidentiality and Proprietary Information. No provision of the Separation Agreement or any Ancillary Agreement shall be deemed to release any individual for any violation of the Lilly non-competition guidelines or any agreement or policy pertaining to confidential or proprietary information of any member of the Lilly Group, or otherwise relieve any individual of his or her obligations under such non-competition guidelines, agreement or policy.

ARTICLE XI

ADMINISTRATIVE PROVISIONS

11.1 Sharing of Participant Information. In addition to the responsibilities and obligations of the Company specified in this Agreement, the Separation Agreement and the schedules thereto, the

Company shall share, or cause to be shared, all participant information that is requested by Lilly that is reasonably necessary or appropriate for the efficient and accurate administration of the Lilly Plans during the periods applicable to such Lilly Plans, subject to applicable Laws (including those with respect to privacy, confidentiality and data protection). Subject to such Laws, Lilly and its respective authorized agents shall be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the Company or its agents, to the extent necessary or appropriate for such administration.

11.2 Regulatory Matters. Lilly and the Company shall make such filings and applications to regulatory agencies, including the IRS and the Department of Labor, as may be necessary or appropriate in connection with the transactions contemplated by this Agreement. The Company and Lilly shall reasonably cooperate with one another on any issue relating to the transactions contemplated by this Agreement for which Lilly and/or the Company elects to seek a determination letter or private letter ruling from the IRS, an advisory opinion from the Department of Labor or other ruling from a local regulatory agency.

11.3 Fiduciary Matters. Lilly and the Company each acknowledge that actions contemplated to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable Law, and no party shall be deemed to be in violation of this Agreement if such party fails to comply with any provisions hereof based upon such party’s good faith determination that to do so would violate such a fiduciary duty or standard.

11.4 Consent of Third Parties. If any provision of this Agreement is dependent on the consent of any third party (such as a vendor) and such consent is withheld, Lilly and the Company shall use their commercially reasonable best efforts to implement the applicable provision. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, Lilly and the Company shall negotiate in good faith to implement the provision in a mutually satisfactory manner.

ARTICLE XII

GENERAL PROVISIONS

12.1 Cooperation.

(a) Duties of Company. Following the Effective Date, the Company shall reasonably cooperate, and shall cause the members of the Company Group to reasonably cooperate, with the members of the Lilly Group in the prosecution, defense and settlement of any claims for which any member of the Lilly Group retains Liability under this Agreement. Such cooperation shall include (i) affording the applicable member of the Lilly Group, its counsel and its other representatives reasonable access, upon reasonable written notice during normal business hours, to all relevant personnel, properties, books, contracts, commitments and records, (ii) furnishing promptly to the applicable member of the Lilly Group, its counsel and its other representatives such information as they reasonably requested, and (iii) providing any other assistance to the applicable member of the Lilly Group, its counsel and its other representatives as they reasonably request. Lilly shall reimburse the Company for reasonable costs and expenses incurred in assisting Lilly pursuant to this Subsection 12.1(a).

(b) Duties of Lilly. Following the Effective Date, Lilly shall reasonably cooperate, and shall cause the members of the Lilly Group to reasonably cooperate, with the members of the Company Group in the prosecution, defense and settlement of any claims for which any member of the Company

Group assumes Liability under this Agreement. Such cooperation shall include (i) affording the applicable member of the Company Group, its counsel and its other representatives reasonable access, upon reasonable written notice during normal business hours, to all relevant personnel, properties, books, contracts, commitments and records, (ii) furnishing promptly to the applicable member of the Company Group, its counsel and its other representatives such information as they reasonably request, and (iii) providing any other assistance to the applicable member of the Company Group, its counsel and its other representatives as they reasonably request. The Company shall reimburse Lilly for reasonable costs and expenses incurred in assisting the Company pursuant to this Subsection 12.1(b).

12.2 Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the Parties, the understanding and agreement being that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between the Parties other than the relationship set forth herein.

12.3 Affiliates. Each of Lilly and the Company shall cause to be performed, and hereby guarantee the performance of, any and all actions of the members of the Lilly Group or the Company Group, respectively.

12.4 Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided, however, that no Party hereto may assign its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other Party or Parties hereto.

12.5 Third Party Beneficiaries.  Except for the indemnification rights under this Agreement of the members of the Lilly Group, the provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person (including employees of the Parties hereto) except the Parties any rights or remedies hereunder, and there are no third party beneficiaries of this Agreement and this Agreement shall not provide any third person (including employees of the Parties hereto) with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

12.6 No Construction Against Drafter. The Parties acknowledge that this Agreement and all the terms and conditions contained herein have been fully reviewed and negotiated by the Parties.  Having acknowledged the foregoing, the Parties agree that any principle of construction or rule of law that provides that, in the event of any inconsistency or ambiguity, an agreement shall be construed against the drafter of the agreement shall have no application to the terms and conditions of this Agreement.

12.7 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Indiana, without regard to the conflict of Laws principles thereof that would result in the application of any Law other than the Laws of the State of Indiana.

12.8 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

12.9 Amendments. No provision of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

12.10 Counterparts; Entire Agreement; Conflicting Agreements.

(a) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party.  Execution of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic copy of a signature shall be deemed to be, and shall have the same effect as being, executed by an original signature.

(b) This Agreement, the Separation Agreement, the Ancillary Agreements, the exhibits, the schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties with respect to such subject matter other than those set forth or referred to herein or therein.

(c) Except as otherwise set forth in Section 2.1 herein, in the event of any conflict between the provisions of this Agreement and the Separation Agreement, any Ancillary Agreement, any Company Plan, or any Lilly Plan, the provisions of this Agreement shall control.

12.11 Notices.  All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person or (b) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:

If to Lilly, to:

Eli Lilly and Company

Lilly Corporate Center

Indianapolis, Indiana 46285

Attention:                  General Counsel

If to the Company to:

Elanco Animal Health Incorporated

2500 Innovation Way

Greenfield, Indiana 46140

Attention:                  General Counsel

Any Party may, by notice to the other Party, change the address to which such notices are to be given.

12.12 Force Majeure. No Party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment.  In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

12.13 Late Payments. Except as expressly provided to the contrary in this Agreement, any amount not paid when due pursuant to this Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus 5%.

12.14 Headings. The table of contents and article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12.15 Survival of Covenants. The covenants and other agreements contained herein and the indemnification obligations and liability for the breach of any obligations contained herein, shall survive the Separation and the IPO, and shall remain in full force and effect.

12.16 Waivers of Default. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of the other Party.

12.17 Specific Performance. In the event of any actual or threatened default or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are or are to be thereby aggrieved shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in each case (a) without the requirement of posting any bond or other indemnity and (b) in addition to any other remedy to which it or they may be entitled, at Law or in equity.  Such remedies shall be cumulative with and not exclusive of and shall be in addition to any other remedies which any party may have under this Agreement, or at Law or in equity or otherwise, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy.

12.18 Interpretation. Interpretation of this Agreement (except as specifically provided in this Agreement, in which case such specified rules of construction shall govern with respect to this Agreement) shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph and Exhibit are references to the Articles, Sections, paragraphs and Exhibits to this Agreement unless otherwise specified; (c) the terms “hereof”, “herein”, “hereby”, “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) a reference to any Person includes such Person’s permitted successors and permitted assigns; (j) any reference to “days” means calendar days unless Business Days are expressly specified; and (k) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

12.19 Waiver of Jury Trial.  SUBJECT TO ARTICLE VIII OF THE SEPARATION AGREEMENT AND SECTIONS 12.17 AND 12.20 HEREIN, EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY COURT PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF AND PERMITTED UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.19.

12.20 Submission to Jurisdiction; Waivers. With respect to any Action relating to or arising out of this Agreement, subject to the provisions of Article VIII of the Separation Agreement, each Party to this Agreement irrevocably (a) consents and submits to the exclusive jurisdiction of the courts of the State of Indiana and any court of the United States located in the State of Indiana; (b) waives any objection which such Party may have at any time to the laying of venue of any Action brought in any such court, waives any claim that such Action has been brought in an inconvenient forum and further waives the right to object, with respect to such Action, that such court does not have jurisdiction over such Party; and (c) consents to the service of process at the address set forth for notices in Section 12.11 herein; provided, however, that such manner of service of process shall not preclude the service of process in any other manner permitted under applicable Law.

IN WITNESS WHEREOF, each of the Parties have caused this Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.

By:
Name:
Title:

By:
Name:
Title: